Exhibit 10.2
[EXECUTION COPY]
SECURITY AGREEMENT
     SECURITY AGREEMENT (this “Agreement”), dated as of September 30, 2008, between ATHENAHEALTH, INC., a Delaware corporation (the “Company”), each other party as shall from time to time become a party hereto (each such other party and the Company being hereafter referred to from time to time, individually, as a “Grantor”, and collectively, as the “Grantors”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to that certain Credit Agreement dated as of September 30, 2008 (as amended, restated, modified and otherwise in effect from time to time, the “Credit Agreement”), among the Company, the Lenders from time to time party thereto and the Administrative Agent.
     WHEREAS, it is a condition precedent to the Lenders’ making any loans or otherwise extending credit to or the L/C Issuer issuing, extending or renewing letters of credit for the benefit of the Company under the Credit Agreement that the Grantors execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, a security agreement in substantially the form hereof; and
     WHEREAS, each Grantor wishes to grant a security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, as herein provided;
     NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Credit Agreement. The term “State”, as used herein, means the Commonwealth of Massachusetts. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9. The term “electronic document” applies in the event that the 2003 revisions to Article 7, with amendments to Article 9, of the Uniform Commercial Code, in substantially the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws, are now or hereafter adopted and become effective in the State or in any other relevant jurisdiction.
     2. Grant of Security Interest.
     2.1. Grant; Collateral Description. Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a security interest in and pledges and collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties, all of such Grantor’s right, title and interest in and to the following properties, assets and rights of such Grantor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the

“Collateral”): all personal and fixture property of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents (including, if applicable, electronic documents), accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles).
     2.2. Commercial Tort Claims. The Administrative Agent acknowledges that the attachment of its security interest in any commercial tort claim as original collateral is subject to each Grantor’s compliance with §4.7.
     2.3. Non-Transferable Collateral. (a) The grant of the security interest contained in §2.1 shall not extend to, and the term “Collateral” shall not include, any directly held investment property, or any general intangibles, now or hereafter held or owned by any Grantor, to the extent, in each case, that (i) a security interest may not be granted by such Grantor in such directly held investment property or general intangibles as a matter of law, or under the terms of the governing document applicable thereto, without the consent of one or more applicable parties thereto and (ii) such consent has not been obtained.
     (b) The grant of the security interest contained in §2.1 shall extend to, and the term “Collateral” shall include, (i) any and all proceeds of such directly held investment property or general intangibles to the extent that the proceeds are not themselves directly held investment property or general intangibles subject to §2.3(a) and (ii) upon any such applicable party or parties’ consent with respect to any otherwise excluded directly held investment property or general intangibles being obtained, thereafter such directly held investment property or general intangibles.
     (c) The provisions of §2.3(a) shall not apply to (i) directly held investment property or general intangibles to the extent that the restriction on each Grantor granting a security interest therein is not effective under applicable law or (ii) payment intangibles.
     3. Authorization to File Financing Statements. Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i)

whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Administrative Agent promptly upon request. Each Grantor also ratifies its authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.
     4. Other Actions. Further to insure the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Collateral, each Grantor agrees, in each case at such Grantor’s expense, to take the following actions with respect to the following Collateral and without limitation on such Grantor’s other obligations contained in this Agreement:
     4.1. Promissory Notes and Tangible Chattel Paper. If any Grantor shall, now or at any time hereafter, hold or acquire any promissory notes or tangible chattel paper (collectively, “Pledged Debt”), such Grantor shall promptly, but in any event within three (3) Business Days (“Promptly”) endorse, collaterally assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.
     4.2. Control Accounts. For each deposit account that is a Control Account that any Grantor, now or at any time hereafter, opens or maintains, such Grantor shall, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the depositary bank to agree to comply without further consent of such Grantor, at any time with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such Control Account, or (b) arrange for the Administrative Agent to become the customer of the depositary bank with respect to such Control Account, with such Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw funds from such Control Account. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor, unless an Event of Default has occurred and is continuing, or, if effect were given to any withdrawal not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to (i) any Control Account for which the Administrative Agent is the depositary bank and is in automatic control, and (ii) any Control Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Grantor’s salaried employees.
     4.3. Investment Property. If any Grantor shall, now or at any time hereafter, hold or acquire any certificated securities, such Grantor shall Promptly endorse, collaterally assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall Promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the issuer to agree to comply without further consent of such Grantor or such nominee, at any time with instructions from the Administrative Agent as to such securities, or (b) arrange for the Administrative Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall Promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of such Grantor or such nominee, at any time with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such investment property, with such Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such investment property. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Administrative Agent is the securities intermediary.
     4.4. Collateral in the Possession of a Bailee. If any Collateral of any Grantor is, now or at any time hereafter, in the possession of a bailee, such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Administrative Agent, that the bailee holds such Collateral for the benefit of the Administrative Agent and such bailee’s agreement to comply, without further consent of such Grantor, at any time with instructions of the Administrative Agent as to such Collateral. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to the bailee.

     4.5. Electronic Chattel Paper, Electronic Documents and Transferable Records. If any Grantor, now or at any time hereafter, holds or acquires an interest in any electronic chattel paper, any electronic document or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control, under §9-105 of the Uniform Commercial Code of the State or any other relevant jurisdiction, of such electronic chattel paper, control, under §7-106 of the Uniform Commercial Code of the State or any other relevant jurisdiction, of such electronic document or control, under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Grantor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper, electronic document or transferable record permitted under UCC §9-105, UCC §7-106, or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper, electronic document or transferable record. The provisions of this §4.5 relating to electronic documents and “control” under UCC §7-106 apply in the event that the 2003 revisions to Article 7, with amendments to Article 9, of the Uniform Commercial Code, in substantially the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws, are now or hereafter adopted and become effective in the State or in any other relevant jurisdiction.
     4.6. Letter-of-Credit Rights. If any Grantor is, now or at any time hereafter, a beneficiary under a letter of credit now or hereafter, such Grantor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of the letter of credit or (b) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in the Credit Agreement.
     4.7. Commercial Tort Claims. If any Grantor shall, now or at any time hereafter, hold or acquire a commercial tort claim, such Grantor shall Promptly notify the Administrative Agent in a writing signed by such Grantor of the particulars thereof and grant to the Administrative Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent.
     4.8. Other Actions as to any and all Collateral. Each Grantor further agrees, upon the request of the Administrative Agent and at the Administrative Agent’s option, to take any and all other actions as the Administrative Agent may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code of any relevant jurisdiction, to the extent, if any, that such Grantor’s signature thereon is required therefor, (b) causing the Administrative Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, (d) using commercially reasonable efforts to obtain governmental and other third party waivers, consents and approvals, in form and substance satisfactory to the Administrative Agent, including any consent of any licensor, lessor or other person obligated on Collateral, and any party or parties whose consent is required for the security interest of the Administrative Agent to attach under §2.3, (e) using commercially reasonable efforts to obtain waivers from mortgagees and landlords in form and substance satisfactory to the Administrative Agent and (f) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Administrative Agent to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.
     5. Relation to Other Collateral Documents. The provisions of this Agreement supplement the provisions of any mortgage or deed of trust granted by any Grantor to the Administrative Agent, for the benefit of the Secured Parties, and which secures the payment or performance of any of the Obligations. Nothing contained in any such mortgage or deed of trust shall derogate from any of the rights or remedies of the Secured Parties hereunder. In addition, to the provisions of this Agreement being so read and construed with any such mortgage or deed of trust, the provisions of this Agreement shall be read and construed with the other Collateral Documents referred to below in the manner so indicated.
     5.1. IP Security Agreement. Concurrently herewith each Grantor is executing and delivering to the Administrative Agent, for the benefit of the Secured Parties, the Intellectual Property Security Agreement (the “IP Security Agreement”), for recording in the United States Patent and Trademark Office (the “PTO”) and/or United States Copyright Office (the “Copyright Office”), pursuant to which such Grantor is granting, to the Administrative Agent, for the benefit of the Secured Parties, a Lien on certain Collateral consisting of (i) patents and patent rights, (ii) trademarks, service marks and trademark and service mark rights and (iii) copyrights, together with the goodwill appurtenant to such Collateral, as applicable. The provisions of the IP Security Agreement is supplemental to the provisions of this Agreement, and nothing contained in the IP Security Agreement shall derogate from any of the rights or remedies of any of the Secured Parties hereunder. Neither the delivery of, nor anything contained in, the IP Security Agreement shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby. Each Grantor represents and warrants to the Secured Parties that such IP Security Agreement identifies all now existing material patents, trademarks, copyrights and other rights relating thereto of such Grantor, identified, where applicable, by title, author and/or PTO or Copyright Office, as applicable registration number and date. Each Grantor represents and warrants to the Secured Parties that it has registered all material existing patents, trademarks, and copyrights with the PTO or Copyright Office, as applicable, as identified in such IP Security Agreement, except for those copyrights with respect to which such Grantor reasonably determines registration to not be necessary to its business. Each Grantor covenants, promptly following such Grantor’s acquisition thereof, to provide to the Administrative Agent like identifications of all material patents, trademarks, and copyrights and other rights relating thereto hereafter acquired by such Grantor, to register such patents, trademarks, or copyrights, as applicable with the PTO or Copyright Office, as applicable, except for those copyrights with respect to which such Grantor reasonably determines registration to not be necessary to its business, and to execute and deliver to the Administrative Agent as provided in §6.12 of the Credit Agreement, for the benefit of the Secured Parties, a supplement or joinder to this Agreement or a supplemental IP Security Agreement (each an “IP Security Agreement Supplement”), in each case, in form and substance satisfactory to the Administrative Agent, for the benefit of the Secured Parties, modified to reflect such subsequent acquisitions and registrations.
     6. Representations and Warranties Concerning Grantors’ Legal Status. Each Grantor has previously delivered to the Administrative Agent a certificate signed by such Grantor and entitled “Perfection Certificate” (each, a “Perfection Certificate”). Each Grantor represents and warrants to the Secured Parties as follows: (a) such Grantor’s exact legal name is that indicated on its Perfection Certificate and on the signature page hereof, (b) such Grantor is an organization of the type, and is organized in the jurisdiction, set forth in its Perfection Certificate, (c) the Perfection Certificate accurately sets forth such Grantor’s organizational identification number or accurately states that such Grantor has none, (d) the Perfection Certificate accurately sets forth such Grantor’s place of business or, if more than one, its chief executive office, as well as such Grantor’s mailing address, if different, (e) all other information set forth on the Perfection Certificate pertaining to such Grantor is accurate and complete, and (f) there has been no change in any of such information since the date on which the Perfection Certificate was signed by such Grantor.
     7. Covenants Concerning Grantors’ Legal Status. Each Grantor covenants with the Secured Parties as follows: (a) without providing at least thirty (30) days prior written notice to the Administrative Agent, such Grantor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if such Grantor does not have an organizational identification number and later obtains one, such Grantor will Promptly notify the Administrative Agent of such organizational identification number, and (c) such Grantor will not change its type of organization, jurisdiction of organization or other legal structure.
     8. Representations and Warranties Concerning Collateral, Etc. Each Grantor further represents and warrants to the Secured Parties as follows: (a) such Grantor is the owner of or has other rights in or power to transfer the Collateral, free from any right or claim of any person or any adverse lien, except for the security interest created by this Agreement and other Liens permitted by the Credit Agreement, (b) none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in §9-102(a)(34) of the Uniform Commercial Code of the State, (c) none of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral, (d) such Grantor holds no commercial tort claim except as indicated on its Perfection Certificate, (e) such Grantor has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, (f) all other information set forth on the Perfection Certificate of the applicable Grantor pertaining to the Collateral is accurate and complete, and (g) there has been no change in any of such information since the date on which the Perfection Certificate was signed by such Grantor.
     9. Covenants Concerning Collateral, Etc. Each Grantor further covenants with the Secured Parties as follows: (a) the Collateral, to the extent not delivered to the Administrative Agent pursuant to §4, will be kept at those locations listed on such Grantor’s Perfection Certificate and such Grantor will not remove the Collateral from such locations, without providing at least thirty (30) days prior written notice to the Administrative Agent, (b) except for the security interest herein granted and Liens permitted by the Credit Agreement, such Grantor shall be the owner of or have other rights in the Collateral free from any right or claim of any other person or any lien, and such Grantor shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Secured Parties, (c) such Grantor shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any lien in the Collateral in favor of any person, or become bound (as provided in Section 9-203(d) of the Uniform Commercial Code of the State or any other relevant jurisdiction or otherwise) by a security agreement in favor of any person as secured party, other than the Administrative Agent except for Liens permitted by the Credit Agreement, (d) such Grantor will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon, (e) as provided in the Credit Agreement, such Grantor will permit the Administrative Agent, or its designee, to inspect the Collateral at any reasonable time, wherever located, upon reasonable prior written notice and absent a Default or an Event of Default, (f) such Grantor will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement, (g) such Grantor will continue to operate, its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, and (h) such Grantor will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for (i) sales and leases of inventory and licenses of general intangibles in the ordinary course of business and (ii) so long as no Event of Default has occurred and is continuing, dispositions permitted by the Credit Agreement.
     10. Insurance.
     10.1. Maintenance of Insurance. Each Grantor will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that each Grantor will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Administrative Agent (it being acknowledged that the insurance maintained by the Grantors as of the date hereof is satisfactory to the Administrative Agent as of the date hereof solely with respect to each Grantor’s current properties and business) and shall be subject to adjustment from time to time as necessary to comply with the provisions of this sentence. In addition, all such insurance shall list the Administrative Agent and shall be payable to the Administrative Agent as (i) loss payee under a “standard” or “New York” loss payee clause for property insurance and (ii) additional insured for liability insurance, in each case, for the benefit of the Secured Parties. Without limiting the foregoing, each Grantor will (a) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, (b) maintain all such workers’ compensation or similar insurance as may be required by law and (c) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Grantor; business interruption insurance; and product liability insurance. Notwithstanding anything to the contrary contained herein, with respect to the Mortgaged Property, the Borrower shall maintain insurance as required by the Mortgage on such Mortgaged Property.
     10.2. Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with an interest having priority in the property covered thereby, be applied as provided in §2.05(b) of the Credit Agreement.
     10.3. Continuation of Insurance. All policies of insurance shall provide for at least thirty (30) days prior written cancellation notice to the Administrative Agent. In the event of failure by any Grantor to provide and maintain insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and charge the amount thereof to such Grantor. Each Grantor shall furnish the Administrative Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.
     11. Collateral Protection Expenses; Preservation of Collateral.
     11.1. Expenses Incurred by Administrative Agent. In the Administrative Agent’s discretion, the Administrative Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, maintain any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums, in each case if any Grantor fails to do so. Each Grantor agrees to reimburse the Administrative Agent on demand for all expenditures so made. The Administrative Agent shall have no obligation to any Grantor to make any such expenditures, nor shall the making thereof be construed as a waiver or cure of any Default or Event of Default.
     11.2. Administrative Agent’s Obligations and Duties. Anything herein to the contrary notwithstanding, each Grantor shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by such Grantor thereunder. None of the Secured Parties shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Parties of any payment relating to any of the Collateral, nor shall the Secured Parties be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Parties in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Administrative Agent or to which the Secured Parties may be entitled at any time or times. The Administrative Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Administrative Agent deals with similar property for its own account.
     12. Securities and Deposits. The Administrative Agent may at any time following and during the continuance of a Default and Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, the Administrative Agent may following and during the continuance of a Default and Event of Default demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Secured Parties to any Grantor may at any time be applied to or set off against any of the Obligations then due and owing.
     13. Notification to Account Debtors and Other Persons Obligated on Collateral. If a Default or an Event of Default shall have occurred and be continuing, each Grantor shall, at the request and option of the Administrative Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Administrative Agent in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Administrative Agent or to any financial institution designated by the Administrative Agent as the Administrative Agent’s agent therefor, and the Administrative Agent may itself, if a Default or an Event of Default shall have occurred and be continuing, without notice to or demand upon such Grantor, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, each Grantor shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by such Grantor as trustee for the Administrative Agent, for the benefit of the Secured Parties, without commingling the same with other funds of such Grantor and shall turn the same over to the Administrative Agent in the identical form received, together with any necessary endorsements or assignments. The Administrative Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Administrative Agent to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.
     14. Power of Attorney.
     14.1. Appointment and Powers of Administrative Agent. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Grantor or in the Administrative Agent’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do the following:
     (a) upon the occurrence and during the continuance of a Default or an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State or any other relevant jurisdiction and as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary or useful to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as such Grantor might do, including (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to such Grantor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Administrative Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and
     (b) to the extent that such Grantor’s authorization given in §3 is not sufficient, to file such financing statements with respect hereto, with or without such Grantor’s signature, or a photocopy of this Agreement in substitution for a financing statement, as the Administrative Agent may deem appropriate and to execute in such Grantor’s name such financing statements and amendments thereto and continuation statements which may require such Grantor’s signature.
     14.2. Ratification by Grantors. To the extent permitted by law, each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.
     14.3. No Duty on Administrative Agent. The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act, except for the Administrative Agent’s own gross negligence or willful misconduct.
     15. Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Administrative Agent, without any other notice to or demand upon the applicable Grantor, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State or any other relevant jurisdiction and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including the right to take possession of the Collateral, and for that purpose the Administrative Agent may, so far as such Grantor can give authority therefor, peaceably enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Administrative Agent may in its discretion require such Grantor to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of such Grantor’s principal office(s) or at such other locations as the Administrative Agent may reasonably designate that is reasonably convenient to the Administrative Agent and such Grantor. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent shall give to each Grantor at least ten (10) days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. Each Grantor hereby acknowledges that ten (10) days prior written notice of such sale or sales shall be reasonable notice. In addition, each Grantor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Administrative Agent’s rights and remedies hereunder, including its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.
     16. Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent (a) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Administrative Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this §16 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would fulfill the Administrative Agent’s duties under the Uniform Commercial Code of the State or any other relevant jurisdiction in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this §16. Without limitation upon the foregoing, nothing contained in this §16 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this §16.
     17. No Waiver by Administrative Agent, etc. The Administrative Agent shall not be deemed to have waived any of its rights and remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No delay or omission on the part of the Administrative Agent in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the Administrative Agent with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Administrative Agent deems expedient.
     18. Suretyship Waivers by Grantors. Each Grantor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, each Grantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Administrative Agent may deem advisable. The Administrative Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in §11.2. Each Grantor further waives any and all other suretyship defenses.
     19. Marshaling. None of the Secured Parties shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Secured Parties hereunder and of the Secured Parties in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Administrative Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.
     20. Proceeds of Dispositions; Expenses. Each Grantor shall pay to the Administrative Agent on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Administrative Agent in protecting, preserving or enforcing the Administrative Agent’s rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Administrative Agent may determine or in such order or preference as is provided in the Credit Agreement, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full in cash of all of the Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the applicable Grantor. In the absence of final payment and satisfaction in full in cash of all of the Obligations, each Grantor shall remain liable for any deficiency.
     21. Overdue Amounts. Until paid, all amounts due and payable by each Grantor hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the Default Rate set forth in the Credit Agreement.
     22. Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE).
     23. Notices, etc. All notices, requests and other communications hereunder shall be made in the manner set forth in §10.02 of the Credit Agreement and, in the case of each Grantor, to such Grantor in care of the Borrower.
     24. Dispute Resolution. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for each of the parties entering into this Agreement.
     24.1. This Dispute Resolution Provision concerns the resolution of any controversies or claims between any of the parties hereto, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement or any other Loan Documents (including any renewals, extensions or modifications thereof); or (ii) any document related to the Loan Documents (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any Affiliate of the Administrative Agent or any Secured Party involved in the servicing, management or administration of any of the Obligations under the Loan Documents.
     24.2. At the request of any affected party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of the Commonwealth of Massachusetts.
     24.3. Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Administrative Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.
     24.4. The arbitration shall be administered by AAA and conducted, unless otherwise required by Law, in any U.S. state where Collateral for the Revolving Credit

Facility is located or if there is no such Collateral, in the Commonwealth of Massachusetts. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any affected party hereto, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.
     24.5. The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.
     24.6. This paragraph does not limit the right of any party hereto to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any Collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
     24.7. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
     24.8. Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The parties acknowledge and agree that under no circumstances will a class action be arbitrated.
     24.9. By agreeing to binding arbitration, the parties hereto irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.

Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW
     25. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     26. Additional Grantors. Subsidiaries of the Grantors (each, an “Additional Grantor”) may hereafter become parties to this Agreement by executing and delivering to the Administrative Agent as provided in §6.12 of the Credit Agreement, for the benefit of the Secured Parties, a supplement or joinder to this Agreement or a supplemental Security Agreement (each a “Security Agreement Supplement”), in each case, in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Upon such execution and delivery of a Security Agreement Supplement by any Additional Grantor, such Additional Grantor shall be bound by all of the terms, covenants and conditions hereof to the same extent as if such Additional Grantor had executed this Agreement as of the Closing Date, and the Administrative Agent, for itself and the benefit of the other Secured Parties, shall be entitled to all of the benefits of such Additional Grantor’s obligations hereunder.
     27. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon each Grantor and its successors and assigns, and shall inure to the benefit of the Secured Parties and their respective successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. Each Grantor acknowledges receipt of a copy of this Agreement.

     IN WITNESS WHEREOF, intending to be legally bound, each Grantor has caused this Agreement to be duly executed as of the date first above written.

ATHENAHEALTH, INC. as Grantor

By:	/s/ Jonathan Bush

Name:	Jonathan Bush
Title:	President & CEO

Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Linda E.C. Alto

Name:	Linda E.C. Alto
Title:	Senior Vice President